UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/01/2013

CDI Corp.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor
Philadelphia, PA 19103-2768
(Address of principal executive offices, including zip code)

(215) 569-2200
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

2013 CASH INCENTIVE COMPENSATION PROGRAM FOR EXECUTIVE OFFICERS

On March 1, 2013, the Compensation Committee of the Board of Directors of CDI Corp. ("CDI" or the "Company") approved the components of the 2013 cash incentive compensation program and the target level of cash incentive compensation for each of the Company's executive officers. The target amount of incentive compensation, which would be payable if 100% of the goals are met, is based on a percentage of the executive's base salary (100% of salary for Paulett Eberhart, 70% for Robert Larney, Philip Clark and Robert Giorgio, and 60% for Brian Short).

For the corporate executives (Ms. Eberhart, Mr. Larney and Mr. Short), the amount of cash incentive compensation which they can earn will be based on CDI's 2013 consolidated operating profit, revenue and return on net assets (RONA) and the achievement of certain corporate strategic objectives. For the executives who are responsible for a specific service line or geography (Mr. Clark and Mr. Giorgio), the amount of cash incentive compensation which they can earn will be based 60% on the 2013 operating profit and revenue for their business and 40% on the CDI financial and strategic objectives described above for the corporate executives. Of the total amount of cash incentive compensation which is earned by each executive based on the above-described financial and strategic objectives, 15% will be subject to the achievement of individualized objectives for each executive.

The maximum payout is 200% of the target bonus amount for each executive. Notwithstanding the foregoing, if the Company achieves less than 60% of its operating profit target, the maximum payout to each executive is 25% of his or her target level of cash incentive compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: March 06, 2013	By:	/s/ Brian D. Short
Brian D. Short
Senior Vice President, Chief Administrative Officer and General Counsel